EXHIBIT 99.1

Vonage Holdings Corp. Reports First Quarter 2010 Results

— Net Income Increases to $14 Million or $0.07 per Share —

— Adjusted EBITDA1 Increases to $40 Million —

— Company Reports Revenue of $228 Million —

— Company Reduces First Lien Debt by $23 Million —

Holmdel, NJ, May 5, 2010 – Vonage Holdings Corp. (NYSE: VG), a leading provider of high-quality voice and messaging services over broadband networks, today announced results for the first quarter ended March 31, 2010.

Vonage generated net income of $14 million or $0.07 per share. This is an improvement from $5 million or $0.03 per share in the first quarter of 2009 and $4 million or $0.02 per share, sequentially.

Vonage reported record adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $40 million, up from $21 million in the year ago quarter and $34 million sequentially. This is the tenth consecutive quarter of record high adjusted EBITDA. Revenue of $228 million increased from $224 million year-over-year and sequentially. Income from operations increased to $25 million, up from $5 million in the year ago quarter and $19 million sequentially.

Marc Lefar, Vonage Chief Executive Officer, said “We continue to make significant progress improving the fundamentals of our core business while laying the foundation to deliver next generation services to our customers. We achieved best-in-class customer satisfaction levels and reduced churn to its lowest rate in nearly three years.

“Our financial performance was particularly strong, as we achieved record high net income and EBITDA. We more than doubled cash from operations sequentially and generated $47 million in free cash flow in the quarter. This strong cash generation enabled us to reduce our debt by prepaying $23 million in first lien obligations. This prepayment will reduce 2010 interest expense by $2.5 million and approximately $13 million over the life of the remaining debt.

“We continue to invest in new growth opportunities, including international and mobile, where innovation, customer service and cost-effective services are expected to drive future growth.”

First Quarter Financial and Operating Highlights

Revenue for the first quarter was $228 million, an increase from $224 million in the year ago quarter and sequentially. Average revenue per user (“ARPU”) increased to $31.37 from $28.86 in the year ago quarter and $30.54 sequentially. Telephony services ARPU increased to $30.90 from $27.78 reported a year ago and $29.84 sequentially. The Company does not expect this trend of increasing

ARPU to continue into the second quarter due to the greater second quarter impact of the $14.99 promotion, which will be partially offset by other rate favorability.

As expected, direct cost of telephony services (“COTS”) increased in part due to higher international call volume as more customers signed up for Vonage World. On a per line basis, the cost of telephony services increased to $8.60 from $6.67 in the prior year and $7.96 sequentially. While COTS is higher for international callers on Vonage World, the net present value of international customers is currently higher than that of domestic only customers, due to lower churn rates.

Direct cost of goods sold was $17 million, down from $21 million in the year ago and flat sequentially. Direct margins2 declined to 65% from 68% in the year ago quarter and 66% sequentially as a result of an increase in COTS.

Selling, general and administrative (“SG&A”) expense was $61 million, down from $68 million in the year ago quarter and $63 million sequentially as the Company benefited from cost management and operating efficiencies in customer care and compensation and benefits.

Pre-marketing operating income (“PMOI”)1, which represents cash generated from the Company’s existing customer base, increased to $102 million, up from $98 million in the year ago quarter and $99 million sequentially. PMOI per line increased to $14.07, up from $12.68 in the first quarter of 2009 and $13.50 sequentially.

Marketing expense was $49 million, down 25% from $66 million in the first quarter of 2009 and $53 million sequentially as the Company allocated marketing dollars to promotions costs. Gross line additions declined to 155,000 from 188,000 sequentially. Subscriber line acquisition cost (“SLAC”) increased to $318, up from $281 sequentially. SLAC was $290 in the year ago quarter.

Vonage generated adjusted EBITDA of $40 million, up from $21 million in the year ago quarter and $34 million sequentially. The Company continues to expect to deliver adjusted EBITDA growth in 2010.

Churn declined to 2.6% from 3.1% in the year ago quarter and 2.8% sequentially driven by improvements in customer quality and satisfaction. The decline in churn was not enough to offset lower gross line additions and the Company lost 26,000 net subscriber lines in the first quarter.

As of March 31, 2010, cash, cash equivalents and restricted cash totaled $123 million. Capital and software expenditures were $4 million. The Company continues to expect capital expenditures and software for the full year 2010 to be consistent with last year’s spending levels in the mid-$40 million range.

Excess Cash Flow

During the first quarter, the Company reached the $75 million unrestricted cash threshold provided in its credit agreements which enabled the Company to use excess cash flow to prepay at par $23 million of loans and $1 million of accrued interest under its senior secured first lien credit facility. This prepayment occurred on April 27, 2010.

The Company will save $2.5 million in interest expense in 2010 and $3.7 million annually thereafter from the reduction in first lien debt, a total of $13 million over the remaining life of the debt. The Company expects that it will generate excess cash flow from operations during the second quarter enabling it to make additional prepayment offers.

Third Lien Debt Conversions

As of March 31, 2010, approximately $3 million of the original $18 million in third lien convertible debt remained unconverted. Shares outstanding at quarter end were 211 million.

NYSE Compliance Update

On March, 12, 2010, the New York Stock Exchange (the “NYSE”) provided early approval for Vonage’s return to full compliance with NYSE listing standards for market capitalization. This approval came several months earlier than required and was a result of Vonage’s sustained, positive financial performance consistent with the business plan the Company presented to the NYSE in March of 2009.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income (loss) from operations.
(2)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Statement of Operations Data:
Operating Revenues:
Telephony services	$224,527	$215,643
Customer equipment and shipping	3,424	8,362

	227,951	224,005

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $4,902, and $4,757, respectively)	62,495	51,751
Direct cost of goods sold	16,647	20,512
Selling, general and administrative	60,787	68,051
Marketing	49,240	65,695
Depreciation and amortization	13,768	12,896

	202,937	218,905

Income from operations	25,014	5,100

Other income (expense):
Interest income	53	110
Interest expense	(13,211)	(13,542)
Gain on extinguishment of notes	1,038	—
Change in fair value of embedded conversion option and stock warrant	835	12,970
Other, net	103	801

	(11,182)	339

Income before income tax benefit (expense)	13,832	5,439
Income tax benefit (expense)	136	(168)

Net income	$13,968	$5,271

Net income (loss) per common share:
Basic	$0.07	$0.03

Diluted	$0.06	$(0.03)

Weighted-average common shares outstanding:
Basic	201,324	156,718

Diluted	221,947	218,787

VONAGE HOLDINGS CORP.

TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA — (Continued)

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Statement of Cash Flow Data:
Net cash provided by operating activities	$51,248	$6,563
Net cash used in investing activities	(31,098)	(6,951)
Net cash used in financing activities	(648)	(869)
Capital expenditures, intangible asset purchases and development of software assets	(4,000)	(6,514)

	March 31, 2010	December 31, 2009
Balance Sheet Data (at period end):
Cash and cash equivalents	$52,055	$32,213
Restricted cash	70,773	43,700
Property and equipment, net	84,979	90,548
Total assets	334,267	313,384
Total long-term debt, including current portion, net of discount	203,927	201,771
Embedded conversion option within convertible notes, at fair value	10,860	25,050
Capital lease obligations	20,596	20,948
Total liabilities	396,086	405,293
Total stockholders’ deficit	(61,819)	(91,909)

VONAGE HOLDINGS CORP.

TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Gross subscriber line additions	154,718	187,592	226,610
Change in net subscriber lines	(25,779)	(10,131)	(6,493)
Subscriber lines (at period end)	2,409,117	2,434,896	2,583,861
Average monthly customer churn	2.6%	2.8%	3.1%
Average monthly revenue per line	$31.37	$30.54	$28.86
Average monthly telephony services revenue per line	$30.90	$29.84	$27.78
Average monthly direct cost of telephony services per line	$8.60	$7.96	$6.67
Marketing costs per gross subscriber line addition	$318	$281	$290
Employees (excluding temporary help) (at period end)	1,207	1,225	1,413
Direct margin as a % of total revenue	65.3%	66.3%	67.7%

VONAGE HOLDINGS CORP.

TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS TO ADJUSTED

EBITDA AND PRE-MARKETING OPERATING INCOME

(Dollars in thousands)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Income from operations	$25,014	$18,779	$5,100
Depreciation and amortization	13,768	13,766	12,896
Share-based expense	1,018	1,580	2,608

Adjusted EBITDA	39,800	34,125	20,604
Marketing	49,240	52,758	65,695
Customer equipment and shipping	(3,424)	(5,131)	(8,362)
Direct cost of goods sold	16,647	17,070	20,512

Pre-marketing operating income	$102,263	$98,822	$98,449

As a % of telephony services revenue	45.5%	45.2%	45.7%

VONAGE HOLDINGS CORP.

TABLE 4. RECONCILIATION OF GAAP NET INCOME TO

NET INCOME (LOSS) EXCLUDING ADJUSTMENTS

(Dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2010	2009	2009
Net income	$13,968	$4,401	$5,271
Gain on extinguishment of notes	(1,038)	(225)	—
Change in fair value of embedded conversion option and stock warrant	(835)	1,055	(12,970)

Net income (loss) excluding adjustments	$12,095	$5,231	$(7,699)

Net income (loss) per common share:
Basic	$0.07	$0.02	$0.03

Diluted	$0.06	$0.02	$(0.03)

Weighted-average common shares outstanding:
Basic	201,324	199,503	156,718

Diluted	221,947	203,376	218,787

Net income (loss) per common share, excluding adjustments:
Basic	$0.06	$0.03	$(0.05)

Diluted	$0.06	$0.03	$(0.05)

Weighted-average common shares outstanding:
Basic	201,324	199,503	156,718

Diluted	221,947	223,358	156,718

About Vonage

Vonage (NYSE: VG) is a leading provider of high-quality voice and messaging services over broadband networks. Our award winning technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use.

Our Vonage World plan offers free unlimited calling to landline phones in all cities and locations in more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Meghan Shaw 732.203.7133 meghan.shaw@vonage.com

Use of Non-GAAP Financial Measures

This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), pre-marketing operating income and net income (loss) excluding adjustments.

Vonage uses adjusted EBITDA and pre-marketing operating income as principal indicators of the operating performance of its business.

We believe that adjusted EBITDA permits a comparative assessment of our operating performance, relative to our performance based on our GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.

We believe that pre-marketing operating income is an important metric to evaluate the profitability of the existing customer base to justify the level of continued investment in growing that customer base. In addition, as we are focused on growing both our revenue and customer base, we have chosen to invest significant amounts on our marketing activities to acquire and replace subscribers.

We provide information relating to our adjusted EBITDA and pre-marketing operating income so that investors have the same data that we employ in assessing our overall operations. We believe that trends in our adjusted EBITDA and pre-marketing operating income are valuable indicators of the operating performance of our company on a consolidated basis and of our ability to produce operating cash flow to fund working capital needs, to service debt obligations and to fund capital expenditures.

We have also excluded the change in fair value of embedded conversion option and stock warrant and gain on extinguishment of notes from our net income. The Company believes that excluding these items will assist investors in evaluating the Company’s operating performance and in better understanding its results of operations when these events occurred on a comparative basis.

The non-GAAP financial measures used by us may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Vonage defines adjusted EBITDA as GAAP income from operations excluding depreciation and amortization and share-based expense.

Vonage defines pre-marketing operating income as GAAP income from operations excluding customer equipment and shipping revenue, direct cost of goods sold, depreciation and amortization, marketing and share-based expense.

Vonage defines net income (loss) excluding adjustments, as GAAP net income excluding the change in fair value of embedded conversion option and stock warrant and the gain on extinguishment of notes.

Conference Call and Webcast

Management will host a webcast discussion of the quarter’s results on Wednesday, May 5, 2010 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately ten minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call until midnight May 19, 2010, and may be accessed by dialing (800) 642-1687. International callers should dial (706) 645-9291. The replay passcode is: 67209336.

The webcast will be broadcast live through Vonage’s Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.

Safe Harbor Statement

This press release contains forward-looking statements regarding future products and growth strategy, average revenue per user, adjusted EBITDA, excess cash flow and capital and software expense. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management’s belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include: the competition the Company faces; the Company’s ability to adapt to rapid changes in the market for voice and messaging services; the Company’s ability to control customer churn and attract new customers; worsening economic conditions; restrictions in the Company’s debt agreements that may limit its operating flexibility; system disruptions or flaws in the Company’s technology; results of pending litigation and intellectual property and other litigation that may be brought against the Company; results of regulatory inquiries into the Company’s business practices; the Company’s dependence on third party facilities, equipment and services; the Company’s dependence upon key personnel; any failure to meet New York Stock Exchange listing requirements; the Company’s history of net operating losses; the Company’s ability to obtain additional financing if needed; our ability to generate excess cash flow; differences between the Company’s service and traditional phone services, including 911 service; the Company’s dependence on customers’ existing broadband connections; uncertainties relating to regulation of VoIP services; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2009, as well as in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to today.

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